Exhibit 5(b)(1)

[Letterhead of Morgan, Lewis & Bockius LLP]

July 9, 2009

Baltimore Gas and Electric Company

2 Center Plaza

110 West Fayette Street

Baltimore, Maryland 21201

Ladies and Gentlemen:

We have acted as counsel to Baltimore Gas and Electric Company, a Maryland corporation (“BGE”) and a subsidiary of Constellation Energy Group, Inc., a Maryland corporation. We are furnishing this opinion in connection with Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the registration statement on Form S-3 (File Nos. 333-157637 and 333-157637-01), which Post-Effective Amendment No. 1 is to be filed with the Securities and Exchange Commission on or about the date hereof (as such registration statement may be further amended or supplemented, the “Registration Statement”), pursuant to which Post-Effective Amendment No. 1 BGE proposes to register under the Securities Act of 1933, as amended (the “Act”), an indeterminate amount of its senior secured bonds (the “Bonds”), such Bonds to be issued pursuant to an indenture and security agreement dated as of July 9, 2009 between BGE and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”).

In connection with this opinion, we have considered such records and documents, and made such examinations of law, as we have deemed relevant. For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than BGE and the due authorization, execution and delivery of all documents by the parties thereto other than BGE.

Upon the basis of such examination, we advise you that, in our opinion:

When (1) an officer’s certificate under the Indenture, setting forth the terms and provisions of the Bonds, shall have been executed and delivered by a duly authorized officer of BGE, acting within the authority granted by then current resolutions of the Board of Directors of BGE, in accordance with the Indenture, (2) the Bonds are issued and sold in accordance with their respective terms and provisions and as contemplated by the Registration Statement, and (3) the Bonds are issued and sold pursuant to authority contained in an order of the Maryland Public Service Commission, then the Bonds will constitute valid and legally binding obligations of BGE, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We express no opinion as to the law of any jurisdiction other than the law of the States of Maryland and New York and the federal laws of the United States of America. With respect to all matters of Maryland law, we have relied solely upon the opinion, dated the date hereof, of Charles A. Berardesco, Senior Vice President and General Counsel for Constellation Energy Group, Inc., and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the States of Maryland and New York and the federal laws of the United States of America as currently in effect.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted, relied upon or otherwise referred to by any other person for any other purpose without our prior written consent, except that Charles A. Berardesco, Senior Vice President and General Counsel for Constellation Energy Group, Inc., may rely on this opinion as to all matters of New York law in rendering his opinion dated the date hereof and filed as Exhibit 5(a)(1) to Post-Effective Amendment No. 1.

We hereby consent to the filing of this opinion as Exhibit 5(b)(1) to Post-Effective Amendment No. 1 and to the references to our firm, as counsel, under the caption “Validity of the Securities” in Post-Effective Amendment No. 1 and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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